Exhibit 5.1

L. Kay Chandler

T: +1 858 550 6014

kchandler@cooley.com

July 19, 2013

MannKind Corporation

28903 North Avenue Paine

Valencia, CA 91355

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by MannKind Corporation, a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus included in the Registration Statement (the “Prospectus”), covering the registration for resale of up to 12,000,000 shares of the Company’s Common Stock, par value $0.01 (the “Shares”), issuable upon conversion of the Company’s 9.75% senior secured convertible notes issued July 1, 2013 (the “Notes”), on behalf of the holders of the Notes.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Notes, the Company’s Amended and Restated Certificate of Incorporation, as amended, its Amended and Restated Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

We express no opinion to the extent that, notwithstanding its current reservation of shares of the Company’s common stock, future issuances of securities of the Company and/or adjustments to outstanding securities of the Company cause the Notes to be convertible into more shares of the Company’s common stock than the number that then remain authorized but unissued. Further, we have assumed the Conversion Price (as defined in the Notes) will not be adjusted to an amount below the par value per share of the Shares.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that following their issuance upon conversion of the Notes in accordance with the terms of the Notes, the Shares will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley LLP

By:	/s/ L. Kay Chandler
L. Kay Chandler

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM